Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Third Quarter of $4.1 Million, Loan Growth of 7.5% and Declares Twenty-Third Consecutive Quarterly Dividend.

MOUNTLAKE TERRACE, WA – October 25, 2018 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2018 third quarter net income of $4.1 million,  compared to $3.5 million for the same period last year with $1.07 per diluted earnings per share for both periods.

CEO Joe Adams noted “We have continued to make progress on the announced merger with Anchor Bancorp (“Anchor”). We have received all required regulatory approvals and Anchor has scheduled a special meeting of its shareholders to vote on the merger on November 13, 2018.  We anticipate closing the transaction shortly after Anchor shareholder approval and other customary closing conditions.”

“Quarterly net interest income increased as a result of strong loan growth which helped mitigate margin compression risk from rising funding costs,” stated Matthew Mullet, CFO/COO of the Bank. “We are also pleased to announce that our Board of Directors has approved our twenty-third quarterly cash dividend of $0.14 per share for the third quarter.”  The dividend will be paid on November 21, 2018, to shareholders of record as of November 8, 2018.

2018 Third Quarter Highlights

•	Net income was $4.1 million for the third quarter of 2018, compared to $4.3 million in the previous quarter, and $3.5 million for the comparable quarter one year ago;
•	Net income adjusted for $443,000 of acquisition costs (adjusted at a 21% tax rate) would have been $4.4 million, or $1.16 per diluted share (See non-GAAP Financial Measure);
•

Total gross loans increased $67.4 million, or 7.5%, during the quarter, to $961.1 million at September 30, 2018, compared to $893.8 million at June 30, 2018, and increased $195.6 million, or 25.6%, from $765.6 million at September 30, 2017;

•

Net interest income increased $1.0 million during the quarter, to $12.9 million at September 30, 2018, compared to $11.9 million in the previous quarter, and increased $1.8 million from the comparable quarter one year ago;

•

Net interest margin was 4.55% for the three months ended September 30, 2018, compared to 4.58% for the three months ended June 30, 2018, and 4.62% for the nine months ended September 30, 2018, compared to 4.63% for the nine months ended September 30, 2017;

•	Deposits increased $74.4 million, to $944.5 million at September 30, 2018, from $870.1 million at June 30, 2018, and increased $104.0 million, from $840.6 million at September 30, 2017;
•

Announced a definitive agreement to acquire Anchor on July 17, 2018, and reported receipt of all regulatory approvals on September 26, 2018.  Subject to the conditions noted above, we anticipate closing the transaction shortly after receiving Anchor shareholder approval; and

FS Bancorp Q3 Earnings
October 25, 2018

•	Capital levels at the Bank were 15.2% for total risk-based capital and 11.7% for Tier 1 leverage capital at September 30, 2018, compared to 16.1% and 12.5% at September 30, 2017, respectively.

Proposed Acquisition of Anchor Bancorp

On July 17, 2018, the Company entered into a definitive agreement (the “Agreement”) with Anchor pursuant to which Anchor will be merged with and into the Company, and immediately thereafter Anchor’s bank subsidiary, Anchor Bank, will be merged with and into the Bank. Under terms of the Agreement, Anchor shareholders will receive 0.2921 shares of FS Bancorp common stock and $12.40 in cash for each share of Anchor common stock. FS Bancorp will pay aggregate consideration of 725,585 shares of FS Bancorp common stock and $30.8 million in cash or approximately $73.3 million in aggregate, including the value of outstanding shares of Anchor restricted stock. We announced the receipt of all regulatory approvals on September 26, 2018.

In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, Anchor will be required to pay the Company a termination fee of $2.7 million in cash. The proposed transaction is subject to customary closing conditions, including  approval of the Agreement by the shareholders of Anchor at a  shareholder meeting scheduled on November 13, 2018, and is expected to be completed shortly after receiving Anchor shareholder approval.

Balance Sheet and Credit Quality

Total assets increased $58.8 million, or 5.2%, to $1.2 billion at September 30, 2018, compared to $1.1 billion at June 30, 2018, and increased $197.4 million, or 19.9%, from $993.9 million at September 30, 2017.  The quarter over linked quarter increase in total assets included increases in loans receivable, net of $66.4 million, partially offset by a decrease in total cash and cash equivalents of $6.8 million and securities available-for-sale (“AFS”) of $1.1 million.  The year over year increase in total assets included increases in loans receivable, net of $193.7 million, securities AFS of $19.3 million, Federal Home Loan Bank (“FHLB”) stock of $4.1 million, servicing rights of $3.4 million, bank owned life insurance (“BOLI”) of $3.3 million, and accrued interest receivable of $1.2 million, partially offset by decreases in total cash and cash equivalents of $16.1 million, loans held for sale (“HFS”) of $10.3 million, and other assets of $1.3 million.  These increases in assets year over year were primarily funded by growth in deposits and short-term overnight FHLB borrowings.

FS Bancorp Q3 Earnings
October 25, 2018

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$68,694	7.1%	$64,599	7.2%	$63,180	8.3%
Construction and development	191,172	19.9	160,521	18.0	129,407	16.9
Home equity	26,085	2.7	25,460	2.9	24,026	3.1
One-to-four-family (excludes HFS)	188,333	19.6	177,988	19.9	170,187	22.2
Multi-family	48,061	5.0	47,695	5.3	43,408	5.7
Total real estate loans	522,345	54.3	476,263	53.3	430,208	56.2

CONSUMER LOANS
Indirect home improvement	155,870	16.2	147,067	16.5	124,387	16.2
Solar	42,967	4.5	42,189	4.7	40,082	5.2
Marine	56,578	5.9	48,591	5.4	35,173	4.6
Other consumer	2,059	0.2	2,027	0.2	2,032	0.3
Total consumer loans	257,474	26.8	239,874	26.8	201,674	26.3

COMMERCIAL BUSINESS LOANS
Commercial and industrial	113,786	11.9	110,962	12.4	83,221	10.9
Warehouse lending	67,540	7.0	66,681	7.5	50,468	6.6
Total commercial business loans	181,326	18.9	177,643	19.9	133,689	17.5
Total loans receivable, gross	961,145	100.0%	893,780	100.0%	765,571	100.0%

Allowance for loan losses	(12,045)		(11,571)		(10,598)
Deferred costs and fees, net	(3,195)		(2,885)		(2,585)
Premiums on purchased loans	1,667		1,876		1,466
Total loans receivable, net	$947,572		$881,200		$753,854

Loans receivable, net increased $66.4 million to $947.6 million at September 30, 2018, from $881.2 million at June  30, 2018, and increased $193.7 million from $753.9 million at September 30, 2017.  During the third quarter, real estate loans increased $46.1 million, including increases in construction and development loans of $30.7 million, one-to-four-family portfolio loans of $10.3 million, commercial loans of $4.1 million, and home equity loans of $625,000.  Commercial business loans increased $3.7 million due to an increase in commercial and industrial loans of $2.8 million, and warehouse lending loans of $859,000.  Consumer loans increased $17.6 million, primarily due to increases of  $8.8 million in indirect home improvement loans and $8.0 million in marine loans.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions increased $814,000, or 0.4%, to $193.0 million during the quarter ended September 30, 2018, compared to $192.2 million for the preceding quarter, and decreased from $244.1 million for the comparable quarter one year ago. During the nine months ended September 30, 2018, originations of one-to-four-family loans to purchase a home (purchase production) decreased by $27.5 million, or 5.9% with $436.8 million in loan purchase production closing, down from $464.3 million for the nine months ended September 30, 2017.  One-to-four-family loan originations for refinance (refinance production) decreased $20.0 million, or 14.6%  during the nine months ended September 30, 2018, with $116.6 million in refinance production closing, down from $136.6 million for the nine months ended September 30, 2017.  During the quarter

FS Bancorp Q3 Earnings
October 25, 2018

ended September 30, 2018, the Company sold $174.9 million of one-to-four-family loans HFS, compared to sales of $160.6 million for the preceding quarter, and sales of $204.3 million for the same quarter one year ago.

Purchase production was 84.4% of the total one-to-four-family loan originations versus 15.6% for refinance production during the third quarter of 2018, compared to 76.1% in purchase production versus 23.9% in refinance production during the same period in 2017.  The strength in purchase production reflects the appreciation in home values in our markets and continued strong home purchase demand in the Pacific Northwest. The decrease in refinance production reflects increasing market interest rates and management’s focus on purchase production.

The allowance for loan losses at September 30, 2018 increased to $12.0 million, or 1.3% of gross loans receivable, excluding loans HFS, compared to $11.6 million, or 1.3% of gross loans receivable, excluding loans HFS at June  30, 2018, and $10.6 million, or 1.4% of gross loans receivable, excluding loans HFS, at September 30, 2017.  Non-performing loans, consisting solely of non-accruing loans, increased to $2.2 million at September 30, 2018,  primarily from the addition of one commercial and industrial loan of $1.4 million, from $627,000 at June  30, 2018, and from $1.3 million at September 30, 2017.  Substandard loans increased $1.6 million to $7.4 million at September 30, 2018, primarily due to the $1.4 million non-accruing loan previously mentioned,  and were  $5.8 million at June  30, 2018, and $6.6 million at September 30, 2017.  There was no other real estate owned at September 30, 2018, June  30, 2018, or September 30, 2017, respectively.

Total deposits were  $944.5 million at September 30, 2018, compared to $870.1 million at June  30, 2018, and $840.6 million at September 30, 2017.  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) decreased $7.1 million, from June  30, 2018, and increased $22.6 million, from September 30, 2017.  Money market and savings accounts increased $31.0 million from June  30, 2018, and $10.4 million from September 30, 2017, primarily occurring from higher rates paid on these deposit accounts.  Time deposits increased $50.5 million, from June  30, 2018, and increased $71.0 million, from September 30, 2017, primarily due to promotional rates offered during the quarter and growth in non-retail certificates of deposit.

At September 30, 2018, non-retail certificates of deposit which include brokered certificates of deposit, online certificates of deposit, and public funds certificates of deposit increased $36.8 million to $124.4 million compared to $87.6 million at June  30, 2018, primarily due to  an increase in brokered certificates of deposit. The $24.7 million increase from $99.7 million at September 30, 2017 reflects a $31.2 million increase in brokered certificates of deposit, partially offset by a $6.3 million decrease in online certificates of deposit.  Management remains focused on increasing our lower cost relationship-based deposits to fund long-term asset growth.

FS Bancorp Q3 Earnings
October 25, 2018

DEPOSIT BREAKDOWN
(Dollars in thousands)
	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$174,712	18.5%	$172,848	19.9%	$162,208	19.3%
Interest-bearing checking	115,059	12.2	128,080	14.7	109,584	13.0
Savings	78,785	8.3	77,631	8.9	72,974	8.7
Money market	240,626	25.5	210,742	24.2	236,036	28.1
Certificates of deposit less than $100,000	188,192	19.9	144,755	16.7	143,169	17.0
Certificates of deposit of $100,000 through $250,000	89,075	9.4	79,131	9.1	73,733	8.8
Certificates of deposit of $250,000 and over	42,563	4.5	45,417	5.2	31,927	3.8
Escrow accounts related to mortgages serviced	15,525	1.7	11,509	1.3	10,947	1.3
Total	$944,537	100.0%	$870,113	100.0%	$840,578	100.0%

At September 30, 2018, borrowings decreased  $20.0 million, or 18.8%, to $86.5 million, from $106.5 million at June 30, 2018, and increased $76.3 million from $10.3 million at September 30, 2017.  Our borrowings fluctuated between periods to supplement the growth in our deposits funding our loan growth, they were consistent with our asset/liability objectives, and they were repaid as appropriate, primarily through the utilization of lower cost non-retail certificates of deposit.

Total stockholders’ equity increased $3.8 million, to $133.1 million at September 30, 2018, from $129.4 million at June 30, 2018, and increased $14.9 million, from $118.2 million at September 30, 2017.  The increase in stockholders’ equity from the second quarter of 2018 was primarily due to net income of $4.1 million, partially offset by an increase in accumulated other comprehensive loss, net of tax of $537,000.    Book value per common share was $36.84 at September 30, 2018, compared to $35.94 at June  30, 2018, and $33.52 at September 30, 2017.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 15.2%, a Tier 1 leverage capital ratio of 11.7%, and a common equity Tier 1 (“CET1”) capital ratio of 14.0% at September 30, 2018.  At September 30, 2017, the total risk-based capital ratio was 16.1%, the Tier 1 leverage capital ratio was 12.5%, and the CET1 capital ratio was 14.9%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.9%, a Tier 1 leverage capital ratio of 11.4%, and a CET1 ratio of 13.6% at September 30, 2018, compared to 15.5%, 11.9%, and 14.2%, respectively, at September 30, 2017.

Operating Results

Net interest income increased $1.8 million, to $12.9 million for the three months ended September 30, 2018, from $11.0 million for the three months ended September 30, 2017, primarily attributable to a $2.9 million increase in loans receivable interest income, moderately offset by an  $805,000 increase in deposit interest expense due to continued overall growth in interest-bearing deposits with higher market interest rates paid on new interest-bearing deposits, and a  $590,000 increase in interest expense mostly from the use of FHLB borrowings to support loan growth. Net interest income increased $6.3 million, to $36.3 million for the nine months ended September 30, 2018, from $30.0 million for the nine months ended September 30, 2017, mostly due to an  $8.5 million increase in

FS Bancorp Q3 Earnings
October 25, 2018

interest income on loans receivable and a $544,000 increase in interest and dividends on investment securities, and cash and cash equivalents, partially offset by a $1.7 million increase in interest expense on deposits and a $1.0 million increase in interest expense on borrowings.

The net interest margin (“NIM”) decreased 15 basis points to 4.55% for the three months ended September 30, 2018, from 4.70% for the same period in the prior year, and decreased one basis point to 4.62% for the nine months ended September 30, 2018, from 4.63% for the nine months ended September 30, 2017.  The decrease in NIM for both periods was driven primarily by growth in higher cost market rate deposits and increased borrowing costs to fund loan growth.  The average cost of funds increased 44 basis points to 1.06% for the three months ended September 30, 2018, from 0.62% for the three months ended September 30, 2017, and increased 30 basis points to 0.89% for the nine months ended September 30, 2018, from 0.59% for the same period last year.  This increase was predominantly due to growth in time deposits and an increase in short-term overnight FHLB borrowing rates reflecting increases in the targeted federal funds rate.  Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended September 30, 2018 and 2017, the provision for loan losses was $450,000.  During the three months ended September 30, 2018, net recoveries totaled $24,000, compared to $5,000 for the same period last year.  The provision for loan losses was $1.3 million for the nine months ended September 30, 2018, compared to $450,000 for the nine months ended September 30, 2017, due primarily to continued loan growth.  During the nine months ended September 30, 2018, net recoveries totaled $39,000, compared to net charge-offs of  $63,000 during the nine months ended September 30, 2017.

Noninterest income decreased $1.6 million, to $4.8 million for the three months ended September 30, 2018, from $6.4 million for the three months ended September 30, 2017.  The decrease during the period primarily reflects a $1.2 million reduction in gain on sale of loans, a $163,000 reduction in service charges and fee income as a result of the sale of mortgage servicing rights (“MSR”) in the second quarter of 2017, and a $143,000 reduction in gain on sale of investment securities as there were no sales during the current quarter.  Noninterest income decreased $3.4 million, to $15.4 million for the nine months ended September 30, 2018, from $18.8 million for the nine months ended September 30, 2017.  The decrease was mainly due to a $1.4 million reduction in gain on sale of loans,  no gain on sale of MSR in 2018 compared to $996,000 in 2017, a $698,000 reduction in service charges and fee income as a result of the previously mentioned MSR sale in 2017, and a $267,000 reduction in gain on sale of investment securities.

Noninterest expense increased $249,000, to $11.8 million for the three months ended September 30, 2018, from $11.6 million for the three months ended September 30, 2017.  The increase in noninterest expense was primarily due to acquisition costs related to our pending merger with Anchor of  $443,000,  and increases of $124,000 in loan costs, including appraisals and credit reports, and $94,000 in occupancy expense, partially offset by decreases of  $269,000 in operations expense,  and $101,000 in salaries and benefits, which includes a $956,000 increase in salaries reflecting an increase in full-time employees due to asset growth, partially offset by an $803,000 decrease in incentives and commissions reflecting lower one-to-four-family loan originations as a result of the impact of rising interest rates and a reduction of homes available for sale in the Pacific Northwest. Noninterest expense

FS Bancorp Q3 Earnings
October 25, 2018

increased $2.1 million, to $35.0 million for the nine months ended September 30, 2018, from $32.9 million for the nine months ended September 30, 2017.  The increase in noninterest expense was primarily due to an increase of  $1.6 million in salaries and benefits reflecting an increase in full-time employees and  a  $422,000 decrease in incentives and commissions, and acquisition costs related to our pending merger with Anchor of  $443,000.  Increases of $206,000 in loan costs, $158,000 in occupancy expense, and $133,000 in data processing expense were mostly offset by decreases of $297,000 in operations expense and $160,000 in premiums for Federal Deposit Insurance Corporation (“FDIC”) insurance.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in Western Washington through its 12 bank branches, one administrative office that accepts deposits, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the expected cost savings, synergies and other financial benefits from our pending acquisition of Anchor (“merger”)  might not be realized within the expected time frames or at all; conditions to the closing of the merger may not be satisfied; the shareholders of Anchor may fail to approve the consummation of the merger; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at

FS Bancorp Q3 Earnings
October 25, 2018

www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

Additional Information about the Proposed Acquisition of Anchor

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, FS Bancorp, Inc. (“FS Bancorp”) has filed a registration statement on Form S-4 with the SEC that includes a proxy statement of Anchor and a prospectus of FS Bancorp as well as other relevant documents concerning the proposed transaction. Each party will also file other additional documents regarding the proposed transaction with the SEC. Anchor mailed the proxy statement/prospectus to its shareholders subsequent to the registration statement on Form S-4 being declared effective by the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE TRANSACTION, SHAREHOLDERS OF ANCHOR ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC,  AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other filings containing information about FS Bancorp and Anchor at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FS Bancorp will be available free of charge by accessing FS Bancorp's website at www.FSBWA.com or by writing FS Bancorp at 6920 220th Street SW Mountlake Terrace, WA 98043, Attention: Investor Relations or calling (425) 771-5299, or by writing Anchor at 601 Woodland Square Loop SE, Lacey, WA 98503, Attention: Corporate Secretary or calling (360) 537-1388.

FS Bancorp, Anchor, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Anchor shareholders in favor of the approval of the merger. Information about the directors and executive officers of FS Bancorp and their ownership of FS Bancorp stock is included in the proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 28, 2018. Information about the directors and executive officers of Anchor and their ownership of Anchor stock is set forth in the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on November 9, 2017, and is also included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction is also included in the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

FS Bancorp Q3 Earnings
October 25, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2018	2018	2017	% Change	% Change
ASSETS
Cash and due from banks	$4,389	$3,429	$3,299	28	33
Interest-bearing deposits at other financial institutions	10,813	18,548	27,996	(42)	(61)
Total cash and cash equivalents	15,202	21,977	31,295	(31)	(51)
Certificates of deposit at other financial institutions	17,362	17,611	18,108	(1)	(4)
Securities available-for-sale, at fair value	97,374	98,465	78,103	(1)	25
Loans held for sale, at fair value	54,784	55,191	65,055	(1)	(16)
Loans receivable, net	947,572	881,200	753,854	8	26
Accrued interest receivable	4,453	4,071	3,217	9	38
Premises and equipment, net	16,527	16,273	15,463	2	7
Federal Home Loan Bank (“FHLB”) stock, at cost	7,131	7,742	3,047	(8)	134
Deferred tax asset, net	120	—	—	100	100
Bank owned life insurance (“BOLI”), net	13,586	13,498	10,262	1	32
Servicing rights, held at the lower of cost or fair value	9,190	8,352	5,811	10	58
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	1,087	1,164	1,417	(7)	(23)
Other assets	4,631	4,686	5,947	(1)	(22)
TOTAL ASSETS	$1,191,331	$1,132,542	$993,891	5	20
LIABILITIES
Deposits:
Noninterest-bearing accounts	$190,237	$184,357	$166,964	3	14
Interest-bearing accounts	754,300	685,756	673,614	10	12
Total deposits	944,537	870,113	840,578	9	12
Borrowings	86,526	106,526	10,270	(19)	743
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(140)	(145)	(160)	(3)	(13)
Total subordinated note less unamortized debt issuance costs	9,860	9,855	9,840	—	—
Deferred tax liability, net	—	27	1,411	(100)	(100)
Other liabilities	17,279	16,650	13,553	4	27
Total liabilities	1,058,202	1,003,171	875,652	5	21
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 3,716,460 shares issued and outstanding at September 30, 2018, 3,708,660 at June 30, 2018, and 3,674,902 at September 30, 2017	37	37	37	—	—
Additional paid-in capital	57,027	56,344	54,463	1	5
Retained earnings	79,648	76,102	65,049	5	22
Accumulated other comprehensive loss, net of tax	(2,664)	(2,127)	(128)	25	1,981
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(919)	(985)	(1,182)	(7)	(22)
Total stockholders’ equity	133,129	129,371	118,239	3	13
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,191,331	$1,132,542	$993,891	5	20

FS Bancorp Q3 Earnings
October 25, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended		QTR	Year
	September 30,		September 30,		Over QTR	Over Year
	2018	2017	2018	2017	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$14,624	$11,715	$40,015	$31,488	25	27
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	959	637	2,578	2,034	51	27
Total interest and dividend income	15,583	12,352	42,593	33,522	26	27
INTEREST EXPENSE
Deposits	1,850	1,045	4,525	2,793	77	62
Borrowings	704	114	1,280	259	518	394
Subordinated note	171	171	508	508	—	—
Total interest expense	2,725	1,330	6,313	3,560	105	77
NET INTEREST INCOME	12,858	11,022	36,280	29,962	17	21
PROVISION FOR LOAN LOSSES	450	450	1,250	450	—	178
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,408	10,572	35,030	29,512	17	19
NONINTEREST INCOME
Service charges and fee income	716	879	2,045	2,743	(19)	(25)
Gain on sale of loans	3,818	5,025	12,467	13,840	(24)	(10)
Gain on sale of investment securities	—	143	113	380	(100)	(70)
Gain on sale of mortgage servicing rights (“MSR”)	—	38	—	996	(100)	(100)
Earnings on cash surrender value of BOLI	88	68	258	208	29	24
Other noninterest income	180	274	557	637	(34)	(13)
Total noninterest income	4,802	6,427	15,440	18,804	(25)	(18)
NONINTEREST EXPENSE
Salaries and benefits	7,039	7,140	21,759	20,174	(1)	8
Operations	1,308	1,577	4,209	4,506	(17)	(7)
Occupancy	744	650	2,097	1,939	14	8
Data processing	625	651	1,944	1,811	(4)	7
Loan costs	850	726	2,183	1,977	17	10
Professional and board fees	414	378	1,321	1,261	10	5
Federal Deposit Insurance Corporation (“FDIC”) insurance	137	175	268	428	(22)	(37)
Marketing and advertising	201	192	564	512	5	10
Acquisition costs	443	—	443	—	100	100
Amortization of core deposit intangible	77	100	230	300	(23)	(23)
Impairment on servicing rights	—	—	—	1	—	(100)
Total noninterest expense	11,838	11,589	35,018	32,909	2	6
INCOME BEFORE PROVISION FOR INCOME TAXES	5,372	5,410	15,452	15,407	(1)	—
PROVISION FOR INCOME TAXES	1,320	1,956	2,822	5,001	(33)	(44)
NET INCOME	$4,052	$3,454	$12,630	$10,406	17	21
Basic earnings per share	$1.12	$1.13	$3.52	$3.53	(1)	—
Diluted earnings per share	$1.07	$1.07	$3.35	$3.31	—	1

FS Bancorp Q3 Earnings
October 25, 2018

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)
	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.38%	1.58%	1.42%
Return on equity (ratio of net income to average equity) (1)	12.19	13.57	14.38
Yield on average interest-earning assets	5.52	5.38	5.27
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	1.06	0.89	0.62
Interest rate spread information – average during period	4.46	4.49	4.65
Net interest margin (1)	4.55	4.58	4.70
Operating expense to average total assets	4.04	4.50	4.76
Average interest-earning assets to average interest-bearing liabilities	134.57	136.32	135.90
Efficiency ratio (2)	67.03	69.24	66.42

	At or For the Nine Months Ended
	September 30,	September 30,
	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.55%	1.54%
Return on equity (ratio of net income to average equity) (1)	13.31	15.97
Yield on average interest-earning assets	5.43	5.18
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.89	0.59
Interest rate spread information – average during period	4.54	4.59
Net interest margin (1)	4.62	4.63
Operating expense to average total assets	4.30	4.87
Average interest-earning assets to average interest-bearing liabilities	136.68	135.51
Efficiency ratio (2)	67.71	67.48

	September 30,	June 30,	September 30,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.18%	0.06%	0.13%
Non-performing loans to total gross loans (4)	0.23	0.07	0.17
Allowance for loan losses to non-performing loans (4)	554.56	1,845.45	838.45
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.25	1.29	1.38

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	11.73%	12.23%	12.50%
Tier 1 risk-based capital	13.95	14.32	14.89
Total risk-based capital	15.20	15.57	16.14
Common equity Tier 1 capital	13.95	14.32	14.89

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	11.43%	11.86%	11.94%
Total risk-based capital	14.85	15.15	15.49
Common equity Tier 1 capital	13.60	13.90	14.24

FS Bancorp Q3 Earnings
October 25, 2018

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2018		2018		2017
PER COMMON SHARE DATA:
Basic earnings per share	$1.12		$1.19		$1.13
Diluted earnings per share	$1.07		$1.13		$1.07
Weighted average basic shares outstanding	3,610,731		3,583,927		3,051,744
Weighted average diluted shares outstanding	3,779,878		3,765,724		3,239,328
Common shares outstanding at period end	3,613,796	(5)	3,599,516	(6)	3,527,896	(7)
Book value per share using common shares outstanding	$36.84		$35.94		$33.52
Tangible book value per share using common shares outstanding (8)	$35.90		$34.98		$32.46

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,716,460 at September 30, 2018, less 18,421 restricted stock shares, and 84,243 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,708,660 at June 30, 2018, less 18,421 restricted stock shares, and 90,724 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,674,902 at September 30, 2017, less 36,842 restricted stock shares, and 110,164 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		QTR Over QTR	Year Over Year
Average Balances	2018	2017	2018	2017	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$971,061	$803,399	$905,645	$725,247	$167,662	$180,398
Securities available-for-sale, at fair value	100,502	79,377	96,003	90,206	21,125	5,797
Interest-bearing deposits and certificates of deposit at other financial institutions	40,261	42,990	40,980	46,153	(2,729)	(5,173)
FHLB stock, at cost	8,594	4,034	6,275	3,658	4,560	2,617
Total interest-earning assets	1,120,418	929,800	1,048,903	865,264	190,618	183,639
Noninterest-earning assets (2)	41,488	35,868	38,791	37,501	5,620	1,290
Total assets	$1,161,906	$965,668	$1,087,694	$902,765	$196,238	$184,929
Liabilities and stockholders’ equity
Interest-bearing accounts	$696,763	$639,989	$674,492	$600,719	$56,774	$73,773
Borrowings	125,945	34,372	83,081	27,994	91,573	55,087
Subordinated note	9,857	9,837	9,852	9,832	20	20
Total interest-bearing liabilities	832,565	684,198	767,425	638,545	148,367	128,880
Noninterest-bearing accounts	184,187	172,189	181,516	164,098	11,998	17,418
Other noninterest-bearing liabilities	13,322	13,966	11,903	13,029	(644)	(1,126)
Stockholders’ equity	131,832	95,315	126,850	87,093	36,517	39,757
Total liabilities and stockholders’ equity	$1,161,906	$965,668	$1,087,694	$902,765	$196,238	$184,929

(1)   Includes loans held for sale

(2)    Includes fixed assets, BOLI, goodwill, and CDI

FS Bancorp Q3 Earnings
October 25, 2018

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains certain non-GAAP financial measures: net income, excluding acquisition costs, net of tax, diluted earnings per share, excluding acquisition costs, and tangible book value per share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes these non-GAAP financial measures provide useful and comparative information to assess trends reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  The after-tax impact of acquisition related costs to net income which we have recorded in connection with the proposed merger of Anchor Bank, provides meaningful supplemental information that management believes is useful to readers.

Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  This non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of net income, excluding acquisition costs, net of tax:

	Three Months Ended September 30,	Nine Months Ended September 30,
(in thousands)	2018	2018
Consolidated results:
Net interest income after provision for loan losses	$12,408	$35,030
Noninterest income	4,802	15,440

Noninterest expense	11,838	35,018
Acquisition costs	(443)	(443)
Noninterest expense, excluding acquisition costs (non-GAAP)	11,395	34,575

Income before provision for income taxes (non-GAAP)	5,815	15,895
Provision for income taxes, excluding acquisition cost related taxes (non-GAAP)	1,413	2,915
NET INCOME, excluding acquisition costs (non-GAAP)	$4,402	$12,980

Diluted earnings per share (GAAP)	$1.07	$3.35
Diluted earnings per share, excluding acquisition costs (non-GAAP)	1.16	3.44

FS Bancorp Q3 Earnings
October 25, 2018

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	September 30,	June 30,	September 30,
	2018	2018	2017
	(Dollars in thousands)
Stockholders' equity	$133,129	$129,371	$118,239
Goodwill and core deposit intangible, net	(3,399)	(3,476)	(3,729)
Tangible common stockholders' equity	$129,730	$125,895	$114,510

Common shares outstanding at end of period	3,613,796	3,599,516	3,527,896

Common stockholders' equity (book value) per share (GAAP)	$36.84	$35.94	$33.52
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$35.90	$34.98	$32.46

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer and Chief Operating Officer
(425) 771-5299
www.FSBWA.com